Exhibit 99
May 31, 2013

To the Shareholders of Stage Stores, Inc. (the "Company")

We recently sent or otherwise made available to you proxy materials for the 2013 Annual Meeting of the Shareholders of Stage Stores, Inc., which will be held on June 13, 2013.  The original proxy materials contained disclosure under "Transactions with Related Persons" indicating that (i) on March 28, 2012, Andrew Hall, then our President and Chief Executive Officer, resigned from the Company to pursue other interests; (ii) effective June 1, 2012, we entered into a Separation Agreement with Mr. Hall (the "Separation Agreement"); (iii) the approximate value of the transaction is $3,400,000; and (iv) we filed a copy of the Separation Agreement as Exhibit 10.24 to our Form 10-Q for the period ended July 28, 2012, which we filed with the SEC on September 6, 2012.

On May 28, 2013, the Company determined that the termination payments made to Mr. Hall in Fiscal 2012 under the terms of the Separation Agreement were not included in the Summary Compensation Table in the proxy materials because (i) the approximate value of the entire Separation Agreement had already been disclosed in the proxy materials and (ii) the payments were made after Mr. Hall's employment with the Company ended.

The following disclosures amend and supersede the previous disclosure with respect to Mr. Hall's Fiscal 2012 compensation contained in the original proxy materials that were previously sent to the shareholders for the Company's 2013 Annual Meeting of Shareholders. Amendments to the disclosures are indicated in bold face in the All Other Compensation and Total columns of the following 2012 Summary Compensation Table and in footnote (5) to the table.

2012 SUMMARY COMPENSATION TABLE
The following table summarizes the compensation of our Named Executive Officers for our three fiscal years ended February 2, 2013 ("Fiscal 2012"), January 28, 2012 ("Fiscal 2011"), and January 29, 2011 ("Fiscal 2010"), with the exception of Mr. Glazer and Mr. Lawrence, who were not employed by the Company in Fiscal 2010 and Fiscal 2011, and Mr. Searles, who was not employed by the Company in Fiscal 2010.
Named and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)

Michael L. Glazer (6)	2012	709,423	-	2,638,923	-	1,488,945	10,515	95,108	4,942,914
President and	2011	-	-	102,562	-	-	-	-	102,562
Chief Executive Officer	2010	-	-	102,563	-	-	-	-	102,563

Andrew T. Hall (6)	2012	176,538	-	-	-	316,489	244,893	1,410,975	2,148,895
Former President and	2011	841,346	-	2,207,765	595,265	-	(3,519)	175,667	3,816,524
Chief Executive Officer	2010	791,346	-	496,250	719,000	630,000	89,709	150,398	2,876,703

Oded Shein	2012	354,135	-	326,728	-	308,318	19,161	62,417	1,070,759
Executive Vice President,	2011	350,000	-	161,309	-	-	(1,086)	142,365	652,588
Chief Financial Officer	2010	20,192	200,000	163,100	222,600	-	(16)	22,780	628,656

Edward J. Record	2012	582,750	-	678,668	-	732,186	159,792	83,703	2,237,099
Chief Operating Officer	2011	568,192	-	981,331	193,353	-	(17,156)	116,508	1,842,228
	2010	540,442	-	720,500	587,000	336,875	90,659	102,774	2,378,250

Steven P. Lawrence (6)	2012	420,000	-	1,378,039	-	690,704	5,055	116,896	2,610,694
Chief Merchandising Officer	2011	-	-	-	-	-	-	-	-
	2010	-	-	-	-	-	-	-	-

Michael M. Searles (6)	2012	450,000	-	326,728	-	478,440	12,939	95,691	1,363,798
President and Chief Operating Officer,	2011	173,077	25,000	554,400	-	-	-	50,263	802,740
South Hill Division	2010	-	-	-	-	-	-	-	-
_____________________________________________

(1)    Any amounts shown in this column are discretionary cash bonuses awarded for performance in the fiscal year indicated, but paid during the subsequent fiscal year.  In consideration for accepting employment with the Company on January 10, 2011, Mr. Shein received a lump sum payment of $200,000. In consideration for accepting employment with the Company on September 12, 2011, Mr. Searles received a lump sum payment of $25,000.

(2)    The amounts shown in this column reflect the grant date fair value for performance stock and restricted stock for the Named Executive Officers with respect to the fiscal year in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our audited consolidated financial statements in our Annual Report on Form 10-K for Fiscal 2012.  Further information regarding the 2012 awards is included in the "2012 Plan-Based Awards" and "2012 Outstanding Awards at Fiscal Year-End" tables later in this Proxy Statement.  The grant date fair value of the performance-based awards reflected in this column (the "2012 Performance Shares") is the payout based on the probable outcome of the performance criteria, determined as of the grant date. The maximum potential values for the 2012 Performance Shares would be 200% of Target and would be as follows: Mr. Glazer ($2,440,522), Mr. Shein ($382,200), Mr. Record ($794,976) and Mr. Lawrence ($1,229,078). Due to the ongoing consolidation of the Company's South Hill, Virginia regional operations into the Company's Houston, Texas corporate headquarters, which is expected to be completed during the Company's 2013 Fiscal year, Mr. Searles position will be eliminated and he will not be offered a position at the Company's Houston headquarters. Any equity awards to Mr. Searles that have not vested will be forfeited upon his employment termination. As a result of his resignation, Mr. Hall forfeited his 2011 and 2010 Performance Shares as well as his unvested restricted stock awards as of April 12, 2012.
Includes the fair market value of a grant of 33,333 shares of Restricted Stock ($506,662) in the case of Michael Glazer and the fair market value of a grant of 20,000 shares of Restricted Stock ($305,400) in the case of Steven Lawrence associated with a 2-year non-compete provision contained in their Employment Agreements.
(3)   The amounts shown in this column reflect the grant date fair value for SARs for the Named Executive Officers with respect to the fiscal year in accordance with FASB ASC Topic 718.  No SARs were awarded in Fiscal 2012. Assumptions used in the calculation of these amounts are included in Note 13 to our audited consolidated financial statements in our Annual Report on Form 10-K for Fiscal 2012. Further information regarding the 2011 and 2010 SAR awards is included in the "2012 Outstanding Awards at Fiscal Year-End" tables later in this Proxy Statement. Further information regarding the 2012 awards is included in the "2012 Plan-Based Awards" and "2012 Outstanding Awards at Fiscal Year-End" tables later in this Proxy Statement.  As a result of his resignation, Mr. Hall forfeited his unvested SARs awards as of April 12, 2012.
(4)	Non-Equity Incentive Plan Compensation (performance based cash bonus) amounts include any amounts deferred under the Executive Deferred Compensation Plan. Amounts reflect performance based bonuses earned during the fiscal year covered (and paid during the subsequent fiscal year) under the applicable Senior Executive Incentive Bonus Plan.
(5)    All other compensation includes deferred compensation matching contributions, auto allowances, estate planning allowances, insurance premiums and other compensation, as set forth in the 2012 All Other Compensation Table below. In the case of Mr. Hall, all other compensation for Fiscal 2012 also includes termination payments in the amount of $1,380,205 made to Mr. Hall under the terms of the Separation Agreement disclosed in "Transactions with Related Persons" on page 19 of this Proxy Statement.
(6)	The following clarifying information is provided:
•	Mr. Glazer joined the Company on March 28, 2012, at a base salary of $850,000.
•	Mr. Hall resigned from the Company on March 28, 2012.
•	Mr. Lawrence joined the Company on April 30, 2012, at a base salary of $560,000.
•	Mr. Searles joined the Company on September 12, 2011, at a base salary of $450,000.